Exhibit 99

Dr. J.P.London
Chairman of the Board
CACI International Inc.

Dear Jack,

It is with great sadness that I write to tell you that if elected to the Board of Directors following the election on November 14, 2007, I hereby resign from the board. My resignation is therefore "effective" following the 2006-2007 term, but before the organizational meeting of the Board for the 2007-2008 term. I will not be joining you at the annual meeting, as I believe it would be most inappropriate.

I have greatly enjoyed my many years of service at CACI, in no small part due to the opportunity to have worked with a wonderful group of people at the Company and on the board. From my first exposure to John Toups, Richard Sullivan, Vince Salvatore and Bill Snyder through the current members, these have been years of stimulation and satisfaction.

I am both disappointed and relieved to be resigning. In fact, I well remember the question asked of all board members at the time the slate was prepared, "If elected are you prepared to serve?", and I realize that through this resignation, I have not honored that commitment. But, without reciting our basic differences regarding what I regard as "best corporate governance practices", I made that commitment reasonably assuming that the rules of engagement would remain the same. Your assumption of a board committee chairmanship changes things fundamentally.

Interestingly, the importance of "good governance" and the effective separation of board responsibilities were first brought home to me when I served on the CBS, Inc. Board of Directors some 31 years ago in 1976. Having been the founder of CBS, Bill Paley was then chairman and a major shareholder. He, too, was extremely frustrated by the price of the Company's shares during a significant period of company and market disequilibrium. Fortunately, however, not only did the board persuade Bill to be patient, but it also persuaded him that in the long term, the Company would be rewarded by good governance, and indeed it was.

Stated simply, over the years, this has been a core principle for me. Kind of part of my "corporate DNA".

So I say thank you for the opportunity to participate in a very small way in the creation of a very important company. I'm grateful and wish you and the entire CACI team continued success.

Sincerely,

Peter A. Derow
November 9, 2007